Exhibit 99.2
For Immediate News Release
November 3, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2022 OPERATING RESULTS AND
FOURTH QUARTER 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2022 was $494,747,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2022 of 530.4% to $3.53 from $0.56 for the prior year period, primarily attributable to an increase in gain on sale of real estate and an increase in Same Store Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2022 increased 25.5% to $2.46 from $1.96 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2022 increased 21.4% to $2.50 from $2.06 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2022 to its results for the prior year period:

Q3 2022 Results Compared to Q3 2021
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2021 per share reported results	$0.56	$1.96	$2.06
Same Store Residential NOI (2)	0.35	0.35	0.35
Development and Other Stabilized Residential NOI	0.14	0.14	0.14
Commercial NOI	0.03	0.03	0.03
Overhead and other	(0.06)	(0.06)	(0.04)
Capital markets and transaction activity	0.06	0.06	(0.06)
Unconsolidated investment income	—	—	0.02
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	2.47	—	—
Q3 2022 per share reported results	$3.53	$2.46	$2.50

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 12, table 3.
(2) Consists of increases of $0.43 in revenue and $0.08 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2022 to its July 2022 outlook:

Q3 2022 Results Compared to July 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$3.53	$2.54	$2.52
Same Store Residential NOI (2)	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	—	—	—
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.05)	(0.05)	(0.01)
Capital markets and transaction activity	(0.01)	(0.01)	—
Unconsolidated investment income and other	0.04	0.04	0.01
Income taxes	(0.04)	(0.04)	—
Gain on sale of real estate and depreciation expense	0.08	—	—
Q3 2022 per share reported results	$3.53	$2.46	$2.50

(1) The mid-point of the Company's July 2022 outlook.
(2) Consists of $0.01 for revenue and $0.02 for operating expenses.

For the nine months ended September 30, 2022, EPS increased 33.6% to $6.40 from $4.79 for the prior year period, FFO per share increased 21.3% to $7.11 from $5.86 for the prior year period, and Core FFO per share increased 20.0% to $7.19 from $5.99 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2022 to its results for the prior year period:

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YTD 2022 Results Compared to YTD 2021
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2021 per share reported results	$4.79	$5.86	$5.99
Same Store Residential NOI (2)	1.00	1.00	1.00
Development and Other Stabilized Residential NOI	0.49	0.49	0.49
Commercial NOI	0.07	0.07	0.07
Overhead and other	(0.17)	(0.17)	(0.15)
Capital markets and transaction activity	(0.10)	(0.10)	(0.24)
Unconsolidated investment income	0.01	0.01	0.03
Income taxes	(0.05)	(0.05)	—
Gain on sale of real estate and depreciation expense	0.36	—	—
YTD 2022 per share reported results	$6.40	$7.11	$7.19

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 12, table 3.
(2) Consists of increases of $1.19 in revenue and $0.19 in operating expenses.

Same Store Operating Results for the Three Months Ended September 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $61,001,000, or 11.9%, to $574,782,000. Same Store Residential rental revenue increased $60,008,000, or 11.8%, to $567,890,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q3 2022 Compared to Q3 2021
Residential rental revenue
Lease rates	9.5%
Concessions and other discounts	2.4%
Economic occupancy	(0.2)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	0.6%
Rent relief (2)	(1.4)%
Total Residential rental revenue	11.8%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.90% in Q3 2022 from 3.84% in Q3 2021.
(2) The Company recognized $5,673,000 and $12,663,000 from government rent relief programs during Q3 2022 and Q3 2021, respectively.

Same Store Residential operating expenses increased $10,990,000, or 6.5%, to $179,907,000 and Same Store Residential NOI increased $48,991,000, or 14.4%, to $388,397,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended September 30, 2022 compared to the three months ended September 30, 2021:

Q3 2022 Compared to Q3 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q3 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	14.2%	2.7%	21.0%	15.1%	13.1%
Metro NY/NJ	14.5%	11.1%	16.2%	20.8%	14.0%
Mid-Atlantic	8.8%	6.7%	9.9%	14.4%	8.6%
Southeast FL	18.5%	5.2%	26.8%	1.6%	17.2%
Denver, CO	13.5%	(3.5)%	22.3%	1.3%	13.6%
Pacific NW	17.9%	8.4%	22.5%	6.5%	14.4%
N. California	10.7%	5.0%	13.1%	18.7%	7.1%
S. California	8.5%	6.4%	9.4%	21.6%	7.7%
Total	11.8%	6.5%	14.4%	100.0%	10.5%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Nine Months Ended September 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $169,167,000, or 11.3%, to $1,671,920,000. Same Store Residential rental revenue increased $165,244,000, or 11.1%, to $1,652,297,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2022 Compared to YTD 2021
Residential rental revenue
Lease rates	7.3%
Concessions and other discounts	2.0%
Economic occupancy	0.2%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	(0.5)%
Rent relief (2)	1.2%
Total Residential rental revenue	11.1%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.56% in YTD 2022 from 3.42% in YTD 2021.
(2) The Company recognized $33,718,000 and $16,371,000 from government rent relief programs YTD 2022 and YTD 2021, respectively.

Same Store Residential operating expenses increased $25,987,000, or 5.3%, to $513,869,000 and Same Store Residential NOI increased $139,367,000, or 13.9%, to $1,139,668,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021:

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YTD 2022 Compared to YTD 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of YTD 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	12.2%	5.1%	16.3%	14.7%	13.5%
Metro NY/NJ	11.8%	8.1%	13.6%	20.5%	13.2%
Mid-Atlantic	7.1%	4.6%	8.3%	14.5%	7.5%
Southeast FL	22.0%	3.5%	34.6%	1.6%	20.7%
Denver, CO	13.1%	(4.9)%	21.4%	1.3%	12.3%
Pacific NW	15.6%	3.4%	21.7%	6.5%	14.1%
N. California	7.9%	4.2%	9.4%	18.6%	6.7%
S. California	13.2%	5.5%	16.8%	22.3%	12.3%
Total	11.1%	5.3%	13.9%	100.0%	11.1%

(1) See Attachment 6, Year to Date Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Opex, for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Development Activity

Consolidated Development Communities

During the three months ended September 30, 2022, the Company started the construction of Avalon Annapolis, located in Annapolis, MD. Avalon Annapolis is expected to contain 508 apartment homes when completed and be developed for an estimated Total Capital Cost of $202,000,000.

During the nine months ended September 30, 2022, the Company completed the development of four communities containing an aggregate of 1,686 apartment homes for an aggregate Total Capital Cost of $598,000,000.

At September 30, 2022, the Company had 17 consolidated Development communities under construction that are expected to contain 5,427 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,277,000,000.

Unconsolidated Development Communities

At September 30, 2022, the Company had one Unconsolidated Development community under construction that is expected to contain 475 apartment homes and 56,000 square feet of commercial space.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2022, the Company sold five wholly-owned communities:

•Avalon Green I, Avalon Green II and Avalon Green III, located in Elmsford, NY;
•Avalon Del Mar Station, located in Pasadena, CA; and
•Avalon Sharon, located in Sharon, MA.

In aggregate, these communities contain 1,120 apartment homes and were sold for $543,950,000 and a weighted average Initial Market Cap Rate of 4.1%, resulting in a gain in accordance with GAAP of $317,962,000 and an Economic Gain of $218,881,000.

During the nine months ended September 30, 2022, the Company sold eight wholly-owned communities containing an aggregate of 1,708 apartment homes. These assets were sold for $778,950,000 and a weighted average initial Market Cap Rate of 4.0%, resulting in a gain in accordance with GAAP of $466,670,000 and an Economic Gain of $338,685,000.

During the three and nine months ended September 30, 2022, the Company sold 10 and 38, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $38,991,000 and $120,328,000, respectively. As of September 30, 2022, the Company has sold 161 of the 172 residential condominiums for aggregate gross proceeds of $472,158,000.

The Company utilized a portion of the aggregate disposition proceeds received to acquire the wholly-owned communities discussed below during the nine months ended September 30, 2022.

Unconsolidated Real Estate Investments

During the three months ended September 30, 2022, Archstone Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold its final three communities, Avalon Grosvenor Tower, Avalon Studio 4121 and Avalon Station 250. These communities contain an aggregate of 671 apartment homes and were sold for $313,500,000. With the disposition of these communities, the Company recognized $4,690,000 in joint venture income associated with its promoted interest in the U.S. Fund.
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Acquisition Activity

During the three months ended September 30, 2022, the Company acquired Avalon Miramar Park Place, a wholly-owned community, located in Miramar, FL, containing 650 apartment homes for a purchase price of $295,000,000.

During the nine months ended September 30, 2022, the Company acquired three wholly-owned communities containing 1,053 apartment homes and 16,000 square feet of commercial space for a total purchase price of $459,500,000.

In October 2022, the Company acquired Avalon Highland Creek, a wholly-owned community, located in Charlotte, NC, containing 260 apartment homes for a purchase price of $76,700,000.

Structured Investment Program Activity

During the nine months ended September 30, 2022, the Company entered into the first commitments under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity to third party multifamily developers. The initial commitments are for three mezzanine loans of up to $92,375,000 in the aggregate, including a $12,800,000 loan commitment entered into during the three months ended September 30, 2022. These commitments are to fund multifamily development projects in the Company's existing markets. At September 30, 2022, the commitments had a weighted average interest rate of 9.2% and the Company had funded $15,514,000 of these commitments.

Liquidity and Capital Markets

In March 2022, the Company established an unsecured commercial paper note program, which allows the Company to issue, from time to time, unsecured commercial paper notes with varying maturities of less than one year up to a maximum amount outstanding at any one time of $500,000,000. The program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program. The Company had $49,985,000 outstanding under its commercial paper program as of September 30, 2022.

In September 2022, the Company amended and restated its unsecured revolving credit facility (the "Credit Facility") to (i) increase its borrowing capacity from $1,750,000,000 to $2,250,000,000, (ii) extend the term of the Credit Facility from February 2024 to September 2026, with two six-month extension options available to the Company for a fee, (iii) amend certain provisions, notably to reduce the capitalization rate used to derive certain financial covenants from 6.0% to 5.75% and (iv) transition the benchmark rate from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate ("SOFR").

The Company's cost of borrowing under the Credit Facility is composed of (i) SOFR, (ii) its current borrowing spread to SOFR of 0.825% per annum, which consists of a 0.10% SOFR adjustment plus 0.725% per annum, (iii) potential sustainability rate and facility fee adjustments that can range from (0.025)% to 0.025% in the aggregate and (iv) an annual facility fee of 0.125%. The borrowing spread to SOFR and the annual facility fee can vary and are determined by the ratings of our unsecured and unsubordinated long-term indebtedness. The sustainability rate and facility fee adjustments can vary and are determined by achievement under certain established environmental, social and governance metrics, with the initial adjustment date effective in July 2023 and recalculation annually thereafter. Prior to the amended and restated Credit Facility, the Company's cost of borrowing was comprised of LIBOR plus 0.775% and an annual facility fee at 0.125% both as determined by the Company's credit ratings.

As of September 30, 2022, the Company did not have any borrowings outstanding under the Credit Facility, and after taking into account its commercial paper program and letters of credit, the Company had $2,193,101,000 available under the Credit Facility.

In addition, at September 30, 2022, the Company had $487,126,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2022 was 4.6 times and Unencumbered NOI (as defined in this release) for the nine months ended September 30, 2022 was 95%.
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During the three months ended September 30, 2022, the Company repaid $35,276,000 principal amount secured fixed rate debt with an effective rate of 6.16% in advance of the October 2047 maturity date, recognizing a loss on debt extinguishment of $1,399,000 composed of prepayment penalties and the non-cash write off of unamortized deferred financing costs.

During the nine months ended September 30, 2022, in addition to the debt activity discussed above, the Company repaid $100,000,000 principal amount of its variable rate unsecured term loan at its maturity. The variable rate unsecured term loan was indexed to LIBOR plus 0.90% and entered into in February 2017.

During the nine months ended September 30, 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for approximate proceeds of $494,200,000 net of offering fees and discounts and based on the initial forward price. The proceeds that the Company expects to receive on the date or dates of settlement are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

In October 2022, the Company settled the outstanding forward contracts entered into in December 2021 under its current continuous equity program, selling 68,577 shares of common stock for $229.34 per share, for net proceeds of $15,727,000.

Fourth Quarter and Full Year 2022 Financial Outlook

For its fourth quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q4 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$1.70	—	$1.80	$8.10	—	$8.20
Projected FFO per share	$2.52	—	$2.62	$9.62	—	$9.72
Projected Core FFO per share	$2.55	—	$2.65	$9.74	—	$9.84

(1) See Attachment 12, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2022
				vs. Full Year 2021
				Low		High
Same Store:
Residential rental revenue change				10.8%	—	11.2%
Residential Opex change				5.5%	—	6.0%
Residential NOI change				13.0%	—	13.8%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the third quarter 2022 to its fourth quarter 2022 financial outlook:

Q3 2022 Results Compared to Q4 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q3 2022 per share reported results	$3.53	$2.46	$2.50
Same Store Residential revenue	0.04	0.04	0.04
Same Store Residential Opex	0.07	0.07	0.07
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Commercial NOI	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	0.01	0.01	—
Overhead and other	(0.01)	(0.01)	(0.01)
Gain on sale of real estate and depreciation expense	(1.89)	—	—
Projected per share - Q4 2022 outlook (1)	$1.75	$2.57	$2.60

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s October 2022 outlook for EPS, FFO per share and Core FFO per share to its July 2022 financial outlook for the full year 2022:

October 2022 Full Year Outlook Compared to July 2022 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - July 2022 outlook (1)	$7.63	$9.84	$9.86
Same Store Residential revenue	(0.04)	(0.04)	(0.04)
Same Store Residential Opex	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	(0.01)	(0.01)	(0.01)
Commercial NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.03)	(0.03)	(0.01)
Overhead and other	(0.08)	(0.08)	—
Gain on sale of real estate and depreciation expense	0.69	—	—
Projected per share - October 2022 outlook (1)	$8.15	$9.67	$9.79

(1) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on November 4, 2022 at 11:00 AM ET to review and answer questions about this release, its third quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from November 4, 2022 at 2:00 PM ET to December 4, 2022, dial 844-512-2921 and use replay passcode: 13733776. A
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on November 4, 2022.

About AvalonBay Communities, Inc.

As of September 30, 2022, the Company owned or held a direct or indirect ownership interest in 293 apartment communities containing 88,405 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the
Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: risks related to the COVID-19 pandemic, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the Structured Investment Program in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales at The Park Loggia may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

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Avalon Doral
Doral, FL

AVA RiNo
Denver, CO

eaves Santa Margarita
Santa Margarita, CA

THIRD QUARTER 2022

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 THIRD QUARTER 2022

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Year to Date Residential Rental Revenue and Occupancy Changes...........................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 12

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10 and 12 contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
September 30, 2022
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2022	2021	% Change	2022	2021	% Change
Revenue:
Rental and other income	$663,889	$580,079	14.4%	$1,920,721	$1,691,273	13.6%
Management, development and other fees	1,399	695	101.3%	3,054	2,380	28.3%
Total	665,288	580,774	14.6%	1,923,775	1,693,653	13.6%
Operating expenses:
Direct property operating expenses, excluding property taxes	134,810	122,691	9.9%	382,119	353,905	8.0%
Property taxes	75,091	72,332	3.8%	216,695	212,518	2.0%
Total community operating expenses	209,901	195,023	7.6%	598,814	566,423	5.7%

Property management and other indirect operating expenses	(30,770)	(26,013)	18.3%	(91,162)	(76,472)	19.2%
Expensed transaction, development and other pursuit costs, net of recoveries (1)	(6,514)	(417)	N/A	(9,865)	(1,900)	419.2%
Interest expense, net (2)	(57,290)	(55,987)	2.3%	(172,613)	(164,704)	4.8%
Loss on extinguishment of debt, net	(1,646)	(17,890)	(90.8)%	(1,646)	(17,768)	(90.7)%
Depreciation expense	(206,658)	(193,791)	6.6%	(607,746)	(561,560)	8.2%
General and administrative expense (3)	(14,611)	(17,313)	(15.6)%	(53,323)	(53,130)	0.4%
Casualty and impairment loss	—	(1,940)	100.0%	—	(3,117)	100.0%
Income from investments in unconsolidated entities	43,777	6,867	537.5%	46,574	32,959	41.3%
Gain on sale of communities	318,289	58	N/A	467,493	388,354	20.4%
Gain on other real estate transactions, net	15	1,543	(99.0)%	95	2,002	(95.3)%
Net for-sale condominium activity (4)	304	158	92.4%	469	(1,402)	N/A
Income before income taxes	500,283	81,026	517.4%	903,237	670,492	34.7%

Income tax expense (1)	(5,651)	(2,179)	159.3%	(7,963)	(1,434)	455.3%
Net income	494,632	78,847	527.3%	895,274	669,058	33.8%

Net income attributable to noncontrolling interests	115	67	71.6%	208	32	550.0%
Net income attributable to common stockholders	$494,747	$78,914	526.9%	$895,482	$669,090	33.8%

Net income attributable to common stockholders per common share - basic	$3.54	$0.57	521.1%	$6.40	$4.79	33.6%
Net income attributable to common stockholders per common share - diluted	$3.53	$0.56	530.4%	$6.40	$4.79	33.6%

FFO (1)	$343,897	$273,243	25.9%	$994,597	$818,590	21.5%
Per common share - diluted	$2.46	$1.96	25.5%	$7.11	$5.86	21.3%

Core FFO (1)	$349,964	$287,325	21.8%	$1,006,912	$835,921	20.5%
Per common share - diluted	$2.50	$2.06	21.4%	$7.19	$5.99	20.0%

Dividends declared - common	$222,753	$222,472	0.1%	$668,279	$667,343	0.1%
Per common share	$1.59	$1.59	—%	$4.77	$4.77	—%

Average shares and participating securities outstanding - basic	139,891,547	139,670,482	0.2%	139,869,827	139,639,943	0.2%
Average shares outstanding - diluted	139,981,959	139,737,725	0.2%	139,964,172	139,645,069	0.2%
Total outstanding common shares and operating partnership units	139,835,842	139,646,425	0.1%	139,835,842	139,646,425	0.1%

(1)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	Amounts for the nine months ended September 30, 2022 and 2021 include gains on interest rate contracts of $496 and $2,654, respectively. Amounts for the nine months ended September 30, 2022 also include $1,653 for reserves related to our Structured Investment Program. See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(3)	Amounts include legal settlements, severance costs and other non-Core items, as detailed in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(4)	Amounts include $340 and $1,187 of for-sale condominium marketing, operating and administrative costs and are offset by $644 and $1,345 of gains on for-sale condominiums for the three months ended September 30, 2022 and 2021, respectively. Amounts include $1,644 and $3,453 of for-sale condominium marketing, operating and administrative costs and are offset by $2,113 and $2,051 of gains on for-sale condominiums for the nine months ended September 30, 2022 and 2021, respectively. See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
September 30, 2022
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2022	2021

Real estate	$24,344,314	$23,799,947
Less accumulated depreciation	(6,671,984)	(6,208,610)

Net operating real estate	17,672,330	17,591,337
Construction in progress, including land	1,014,252	807,101
Land held for development	167,277	147,546
For-sale condominium inventory (1)	38,509	146,535
Real estate assets held for sale, net	56,275	17,065

Total real estate, net	18,948,643	18,709,584

Cash and cash equivalents	200,999	420,251
Cash in escrow	286,127	123,537
Resident security deposits	36,958	33,757
Investments in unconsolidated entities	217,265	216,390
Other assets	474,778	398,497

Total assets	$20,164,770	$19,902,016

Unsecured notes, net	$7,254,365	$7,349,394
Unsecured credit facility and commercial paper	49,985	—
Notes payable, net	713,609	754,153
Resident security deposits	63,506	59,787
Other liabilities	869,862	802,221
Total liabilities	8,951,327	8,965,555

Redeemable noncontrolling interests	2,855	3,368
Equity	11,210,588	10,933,093

Total liabilities and equity	$20,164,770	$19,902,016

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
September 30, 2022
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021
Residential Rental Revenue (2)
Same Store	69,491	$567,890	$555,528	$528,879	$518,380
Other Stabilized (3)	7,267	50,495	45,104	41,633	37,950
Development/Redevelopment (4)	8,571	24,436	20,796	17,176	14,546
Commercial Rental Revenue (2)	N/A	12,577	9,235	9,924	9,284
Total Rental Revenue	85,329	$655,398	$630,663	$597,612	$580,160

Residential Operating Expense
Same Store		$179,907	$168,458	$165,504	$158,572
Other Stabilized (3)		17,814	14,668	15,178	13,160
Development/Redevelopment		8,132	6,879	5,177	5,216
Commercial Operating Expense		1,572	1,562	1,700	1,339
Total Operating Expense		$207,425	$191,567	$187,559	$178,287

Residential NOI (5)
Same Store		$388,397	$387,555	$363,716	$360,149
Other Stabilized (3)		33,432	30,973	26,846	25,081
Development/Redevelopment		16,318	13,925	12,007	9,338
Commercial NOI (5)		11,005	7,673	8,224	7,945
Total NOI		$449,152	$440,126	$410,793	$402,513

Same Store Average Rental Revenue per Occupied Home (6)		$2,839	$2,766	$2,634	$2,586

Same Store Economic Occupancy		96.0%	96.4%	96.3%	96.2%

Same Store Turnover (7)
Current year period / Prior year period		54.9% / 55.8%	46.8% / 50.8%	35.3% / 44.2%	37.5% / 47.9%
Current year period YTD / Prior year period YTD		45.8% / 50.3%			47.1% / 52.7%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE (5)
	July 2022	August 2022	September 2022	October 2022
New England	16.3%	12.9%	10.4%	6.9%
Metro NY/NJ	14.1%	12.6%	9.7%	8.8%
Mid-Atlantic	10.2%	10.2%	8.0%	6.3%
Southeast FL	17.0%	16.5%	12.3%	7.4%
Denver, CO	13.9%	10.3%	8.9%	5.4%
Pacific NW	14.8%	12.9%	8.0%	5.2%
N. California	12.0%	10.1%	5.0%	3.8%
S. California	10.4%	8.5%	8.2%	5.2%
Total	12.9%	11.1%	8.5%	6.2%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2022 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(7)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
September 30, 2022
(unaudited)

	Apartment Homes	Average Rental Revenue Per Occupied Home (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q3 22	Q3 21	% Change	Q3 22	Q3 21	% Change	Q3 22	Q3 21	% Change

New England	9,618	$3,166	$2,775	14.1%	96.9%	96.8%	0.1%	$88,490	$77,510	14.2%	13.1%

Metro NY/NJ
New York City, NY	3,788	3,871	3,200	21.0%	97.2%	96.9%	0.3%	42,777	35,251	21.3%	20.5%
New York - Suburban	3,202	3,585	3,325	7.8%	94.6%	96.2%	(1.6)%	32,566	30,670	6.2%	5.6%
New Jersey	4,651	3,255	2,817	15.5%	96.0%	96.6%	(0.6)%	43,581	37,926	14.9%	14.8%
Metro NY/NJ	11,641	3,546	3,080	15.1%	96.0%	96.6%	(0.6)%	118,924	103,847	14.5%	14.0%

Mid-Atlantic
Washington Metro	11,015	2,400	2,202	9.0%	94.9%	95.1%	(0.2)%	75,271	69,214	8.8%	8.6%
Baltimore, MD	1,562	2,017	1,832	10.1%	96.1%	97.3%	(1.2)%	9,087	8,347	8.9%	8.6%
Mid-Atlantic	12,577	2,352	2,157	9.0%	95.1%	95.3%	(0.2)%	84,358	77,561	8.8%	8.6%

Southeast FL	1,214	2,791	2,314	20.6%	94.9%	97.0%	(2.1)%	9,642	8,137	18.5%	17.2%

Denver, CO	1,086	2,209	1,929	14.5%	95.7%	96.7%	(1.0)%	6,891	6,069	13.5%	13.6%

Pacific Northwest	4,807	2,642	2,231	18.4%	95.1%	95.6%	(0.5)%	36,232	30,723	17.9%	14.4%

Northern California
San Jose, CA	4,723	2,897	2,592	11.8%	95.6%	95.9%	(0.3)%	39,255	35,192	11.5%	7.2%
Oakland-East Bay, CA	4,136	2,666	2,488	7.2%	96.0%	95.4%	0.6%	31,757	29,461	7.8%	6.6%
San Francisco, CA	3,267	3,277	2,932	11.8%	95.4%	94.6%	0.8%	30,633	27,204	12.6%	7.3%
Northern California	12,126	2,921	2,649	10.3%	95.7%	95.3%	0.4%	101,645	91,857	10.7%	7.1%

Southern California
Los Angeles, CA	11,284	2,544	2,353	8.1%	96.5%	96.6%	(0.1)%	83,082	76,896	8.0%	7.1%
Orange County, CA	3,371	2,567	2,346	9.4%	95.9%	97.7%	(1.8)%	24,892	23,136	7.6%	7.3%
San Diego, CA	1,767	2,656	2,357	12.7%	97.5%	97.1%	0.4%	13,734	12,145	13.1%	12.9%
Southern California	16,422	2,561	2,353	8.8%	96.5%	96.8%	(0.3)%	121,708	112,177	8.5%	7.7%

Total Same Store	69,491	$2,839	$2,534	12.0%	96.0%	96.2%	(0.2)%	$567,890	$507,881	11.8%	10.5%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of Q3 2021 to Q3 2022 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 12, table 10, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
September 30, 2022
(unaudited)

	Apartment Homes	Average Rental Revenue Per Occupied Home (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q3 22	Q2 22	% Change	Q3 22	Q2 22	% Change	Q3 22	Q2 22	% Change

New England	9,618	$3,166	$3,006	5.3%	96.9%	97.5%	(0.6)%	$88,490	$84,554	4.7%	3.7%

Metro NY/NJ
New York City, NY	3,788	3,871	3,605	7.4%	97.2%	97.3%	(0.1)%	42,777	39,883	7.3%	5.2%
New York - Suburban	3,202	3,585	3,473	3.2%	94.6%	95.4%	(0.8)%	32,566	31,791	2.4%	1.9%
New Jersey	4,651	3,255	3,070	6.0%	96.0%	96.5%	(0.5)%	43,581	41,300	5.5%	4.7%
Metro NY/NJ	11,641	3,546	3,354	5.7%	96.0%	96.4%	(0.4)%	118,924	112,974	5.3%	4.1%

Mid-Atlantic
Washington Metro	11,015	2,400	2,323	3.3%	94.9%	95.3%	(0.4)%	75,271	73,150	2.9%	2.5%
Baltimore, MD	1,562	2,017	1,957	3.1%	96.1%	97.1%	(1.0)%	9,087	8,904	2.1%	2.1%
Mid-Atlantic	12,577	2,352	2,278	3.2%	95.1%	95.5%	(0.4)%	84,358	82,054	2.8%	2.5%

Southeast FL	1,214	2,791	2,717	2.7%	94.9%	95.3%	(0.4)%	9,642	9,426	2.3%	2.0%

Denver, CO	1,086	2,209	2,118	4.3%	95.7%	96.5%	(0.8)%	6,891	6,661	3.5%	3.4%

Pacific Northwest	4,807	2,642	2,547	3.7%	95.1%	95.9%	(0.8)%	36,232	35,218	2.9%	2.5%

Northern California
San Jose, CA	4,723	2,897	2,812	3.0%	95.6%	96.5%	(0.9)%	39,255	38,448	2.1%	1.5%
Oakland-East Bay, CA	4,136	2,666	2,599	2.6%	96.0%	96.1%	(0.1)%	31,757	30,995	2.5%	2.4%
San Francisco, CA	3,267	3,277	3,222	1.7%	95.4%	95.5%	(0.1)%	30,633	30,157	1.6%	2.4%
Northern California	12,126	2,921	2,850	2.5%	95.7%	96.1%	(0.4)%	101,645	99,600	2.1%	2.0%

Southern California
Los Angeles, CA	11,284	2,544	2,652	(4.1)%	96.5%	96.7%	(0.2)%	83,082	86,837	(4.3)%	(4.3)%
Orange County, CA	3,371	2,567	2,556	0.4%	95.9%	96.6%	(0.7)%	24,892	24,962	(0.3)%	(0.3)%
San Diego, CA	1,767	2,656	2,557	3.9%	97.5%	97.7%	(0.2)%	13,734	13,242	3.7%	3.6%
Southern California	16,422	2,561	2,623	(2.4)%	96.5%	96.8%	(0.3)%	121,708	125,041	(2.7)%	(2.7)%

Total Same Store	69,491	$2,839	$2,766	2.6%	96.0%	96.4%	(0.4)%	$567,890	$555,528	2.2%	1.8%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021.
(2) Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 12, table 10, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Residential Rental Revenue and Occupancy Changes - Same Store (1)
September 30, 2022
(unaudited)

	Apartment Homes	Average Rental Revenue Per Occupied Home (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022	Year to Date 2021	% Change

New England	9,618	$3,017	$2,716	11.1%	97.1%	96.0%	1.1%	$253,700	$226,073	12.2%	13.5%

Metro NY/NJ
New York City, NY	3,788	3,644	3,189	14.3%	97.2%	96.6%	0.6%	120,768	105,098	14.9%	18.3%
New York - Suburban	3,202	3,483	3,212	8.4%	95.3%	95.8%	(0.5)%	95,628	88,644	7.9%	7.6%
New Jersey	4,651	3,068	2,747	11.7%	96.5%	96.3%	0.2%	123,913	110,719	11.9%	13.0%
Metro NY/NJ	11,641	3,370	3,018	11.7%	96.4%	96.3%	0.1%	340,309	304,461	11.8%	13.2%

Mid-Atlantic
Washington Metro	11,015	2,320	2,179	6.5%	95.2%	94.8%	0.4%	218,990	204,808	6.9%	7.5%
Baltimore, MD	1,562	1,956	1,797	8.8%	96.7%	97.3%	(0.6)%	26,581	24,558	8.2%	7.9%
Mid-Atlantic	12,577	2,275	2,131	6.8%	95.4%	95.1%	0.3%	245,571	229,366	7.1%	7.5%

Southeast FL	1,214	2,692	2,194	22.7%	95.6%	96.3%	(0.7)%	28,124	23,055	22.0%	20.7%

Denver, CO	1,086	2,119	1,863	13.7%	95.9%	96.5%	(0.6)%	19,867	17,573	13.1%	12.3%

Pacific Northwest	4,807	2,528	2,190	15.4%	95.5%	95.3%	0.2%	104,431	90,303	15.6%	14.1%

Northern California
San Jose, CA	4,723	2,797	2,600	7.6%	96.2%	96.3%	(0.1)%	114,366	106,423	7.5%	7.3%
Oakland-East Bay, CA	4,136	2,585	2,441	5.9%	96.1%	95.9%	0.2%	92,489	87,179	6.1%	4.7%
San Francisco, CA	3,267	3,207	2,906	10.4%	95.4%	95.5%	(0.1)%	89,973	81,553	10.3%	7.9%
Northern California	12,126	2,835	2,628	7.9%	95.9%	95.9%	0.0%	296,828	275,155	7.9%	6.7%

Southern California
Los Angeles, CA	11,284	2,553	2,253	13.3%	96.5%	96.4%	0.1%	250,179	220,609	13.4%	12.4%
Orange County, CA	3,371	2,520	2,230	13.0%	96.4%	97.1%	(0.7)%	73,686	65,614	12.3%	11.6%
San Diego, CA	1,767	2,559	2,257	13.4%	97.3%	97.0%	0.3%	39,602	34,844	13.7%	12.9%
Southern California	16,422	2,547	2,250	13.2%	96.6%	96.6%	0.0%	363,467	321,067	13.2%	12.3%

Total Same Store	69,491	$2,745	$2,476	10.9%	96.2%	96.0%	0.2%	$1,652,297	$1,487,053	11.1%	11.1%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of year to date 2021 to year to date 2022 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 12, table 10, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
September 30, 2022
(Dollars in thousands)
(unaudited)

	Q3 2022	Q3 2021	% Change	Q3 2022 % of Total Opex	Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022 % of Total Opex

Property taxes (2)	$62,344	$61,047	2.1%	34.6%	$181,376	$178,309	1.7%	35.3%
Payroll (3)	36,137	36,072	0.2%	20.1%	108,322	107,525	0.7%	21.1%
Repairs & maintenance (4)	33,644	31,238	7.7%	18.7%	91,888	86,252	6.5%	17.9%
Utilities (5)	20,146	16,716	20.5%	11.2%	54,953	46,365	18.5%	10.7%
Office operations (6)	16,677	13,011	28.2%	9.3%	45,368	38,051	19.2%	8.8%
Insurance (7)	7,541	7,208	4.6%	4.2%	21,941	20,904	5.0%	4.3%
Marketing	3,418	3,625	(5.7)%	1.9%	10,021	10,476	(4.3)%	1.9%
Total Same Store Residential Operating Expenses	$179,907	$168,917	6.5%	100.0%	$513,869	$487,882	5.3%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three and nine months ended September 30, 2022 over the prior year periods due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs at certain of our properties in New York City, partially offset by successful appeals in the current year periods in excess of the prior year periods.

(3)	Payroll costs increased for the nine months ended September 30, 2022 over the prior year period primarily due to merit increases, maintenance overtime and benefits costs, partially offset by a reduction in on-site leasing and administrative personnel.

(4)	Repairs and maintenance increased for the three and nine months ended September 30, 2022 over the prior year periods due to increased turnover costs, costs for the operation and maintenance of smart access technology, as well as the operation and maintenance of common area amenities including swimming pools that re-opened in 2022.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three and nine months ended September 30, 2022 over the prior year periods are primarily due to increased costs for electricity and gas rates, water and sewer charges, a refund for water and sewer in the prior year periods not present in the current year periods, trash removal as well as costs for the Company’s implementation of a bulk internet offering at its communities which is more than offset by the bulk internet revenue.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increases for the three and nine months ended September 30, 2022 over the prior year periods are primarily due to bad debt expense associated with amounts due from residents for utility reimbursements, damage receipts and other related items, credit card fees which are offset in revenue, furnished housing furniture rental costs which are more than offset by furnished housing revenue premiums, government licenses and association fees in Northern California.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended September 30, 2022 over the prior year period is due to increased property insurance premiums and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
September 30, 2022
(Dollars in thousands except per home data)
(unaudited)

		YTD 2022 Maintenance Expensed Per Home			Categorization of YTD 2022 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	YTD 2022 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	69,491	$91	$2,041	$2,132	$48,149	(6)	$26,479	$80,952	$155,580	$381	$1,165
Other Stabilized	7,267	30	1,561	1,591	467,722	(7)	306	1,670	469,698	$42	$230
Development/Redevelopment (8)	8,571	18	571	589	616,525		—	—	616,525	—	—
Dispositions (9)	—	—	—	—	(538,083)		—	—	(538,083)	—	—
Total	85,329	$78	$1,853	$1,931	$594,313		$26,785	$82,622	$703,720	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Expenditures are capitalized for the acquisition or development of new assets or expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $636 and $7,556, respectively, related to commercial space.
(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q3 2022	$9,131	$12,934
Q2 2022	$8,193	$13,417
Q1 2022	$7,100	$12,088
Q4 2021	$7,664	$11,447

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of September 30, 2022
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rental	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Revenue				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of October 12, 2022			Q3 '22

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$94	Q4 2018	Q3 2021	Q1 2023	Q3 2023	$3,965	58%	56%	55%	54%
2.	Avalon Harbor Isle	Island Park, NY	172	92	Q4 2020	Q2 2022	Q4 2022	Q2 2023	4,740	56%	52%	42%	29%
3.	Avalon Somerville Station	Somerville, NJ	374	118	Q4 2020	Q2 2022	Q3 2023	Q1 2024	3,035	49%	42%	35%	19%
4.	Avalon North Andover	North Andover, MA	221	78	Q2 2021	Q4 2022	Q3 2023	Q4 2023	2,730	9%	24%	5%	—
5.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—	—	—	—
6.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q4 2023	2,835	—	—	—	—
7.	Avalon Amityville I	Amityville, NY	338	131	Q2 2021	Q3 2023	Q2 2024	Q1 2025	3,110	—	—	—	—
8.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q3 2024	Q2 2025	2,965	—	—	—	—
9.	Avalon Westminster Promenade	Westminster, CO	312	110	Q3 2021	Q4 2023	Q1 2024	Q3 2024	2,130	—	—	—	—
10.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
11.	Avalon Princeton Circle	Princeton, NJ	221	88	Q4 2021	Q2 2023	Q1 2024	Q3 2024	3,565	—	—	—	—
12.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q3 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
13.	Avalon Redmond Campus (2)	Redmond, WA	214	80	Q4 2021	Q3 2023	Q1 2024	Q2 2024	2,795	—	—	—	—
14.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q1 2025	2,690	—	—	—	—
15.	Avalon West Windsor (1)	West Windsor, NJ	535	201	Q2 2022	Q3 2024	Q4 2025	Q2 2026	2,995	—	—	—	—
16.	Avalon Durham	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
17.	Avalon Annapolis	Annapolis, MD	508	202	Q3 2022	Q2 2024	Q3 2025	Q4 2025	2,700	—	—	—	—
	Total / Weighted Average Under Construction		5,427	$2,277					$2,965

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,570
	Total Capital Cost, disbursed to date			(1,292)
	Total Capital Cost, remaining to invest			$1,278

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon Harrison (27,000 sf) and Avalon West Windsor (19,000 sf).

(2)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average projected NOI as a % of Total Capital Cost.

(3)	Includes the communities presented and one additional community with 653 apartment homes representing $293 million in Total Capital Costs which completed construction but did not achieve Stabilized Operations as of September 30, 2022. Q3 2022 total NOI for these 18 communities was $4.7 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
September 30, 2022
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt		Disposition Gains and Other Activity (1)(4)
		AVB	Apartment	Q3	YTD	Principal	Interest	Q3	YTD
Venture	Communities	Ownership	Homes	2022	2022	Amount (1)	Rate (3)	2022	2022

NYTA MF Investors LLC	5	20.0%	1,301	$10,111	$29,070	$395,399	3.88%	$—	$—
Archstone Multifamily Partners AC LP (the "U.S. Fund")	—	28.6%	—	1,995	8,098	—	—%	136,629	136,629
MVP I, LLC	1	25.0%	313	2,058	5,984	103,000	3.24%	—	—
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,131	2,884	19,895	3.40%	—	—
Avalon Alderwood MF, LLC	1	50.0%	328	1,614	2,739	—	—%	—	—
Total Unconsolidated Real Estate Investments	8		2,247	$16,909	$48,775	$518,294	3.73%	$136,629	$136,629

Development Communities
			Projected						%
				Total Capital				Avg Rental	Complete
		AVB	Apartment	Cost		Initial		Revenue	As of October 12, 2022
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home

Under Construction:
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	$276	Q3 2020	Q3 2023	Q4 2023	$3,360	—

(1)NOI, debt principal amount, disposition gains and other activity and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of September 30, 2022.
(4)During the three months ended September 30, 2022, the U.S. Fund sold its final three communities. The Company’s portion of the disposition gains was $38,062, and is recognized in income from investments in unconsolidated entities, as presented on Attachment 1 – Condensed Consolidated Operating Information. With the disposition of these communities, the Company recognized $4,690 in joint venture income associated with its promoted interest in the U.S. Fund.
(5)This development is expected to include 56,000 square feet of commercial space. The Company has funded its full equity commitment. The venture has secured a variable rate construction loan with a maximum borrowing of $167,147 to fund the remaining development costs representing approximately 60% of Total Capital Cost, of which $56,408 has been drawn at September 30, 2022.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
September 30, 2022
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2022	$800	$—	$800
Fixed rate	$270,677	3.4%	2023	8,300	600,000	608,300
Variable rate	457,350	4.1%	2024	9,100	450,000	459,100
Subtotal, secured notes	728,027	3.8%	2025	9,700	825,000	834,700
			2026	10,600	775,000	785,600
Unsecured notes			2027	249,000	400,000	649,000
Fixed rate	7,150,000	3.2%	2028	17,600	850,000	867,600
Variable rate	150,000	3.5%	2029	74,750	450,000	524,750
Subtotal, unsecured notes	7,300,000	3.2%	2030	9,000	700,000	709,000
			2031	9,600	600,000	609,600
Variable rate facility (3)	—	—%	Thereafter	329,577	1,650,000	1,979,577
Commercial paper (3)	49,985	3.6%		$728,027	$7,300,000	$8,028,027
Total Debt	$8,078,012	3.3%

SELECT DEBT METRICS

Q3 2022 Net Debt-to-Core EBITDAre (4)	4.6x	Q3 2022 Interest Coverage (4)	6.9x	YTD 2022 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	8.1

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants (5)	September 30, 2022	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	27.8%	<	65%
Combined EBITDA to Combined Debt Service	6.05x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	26.1%	<	65%
Secured Indebtedness to Capitalization Value (6)	3.0%	<	40%

Unsecured Senior Notes Covenants (7)	September 30, 2022	Requirement

Total Outstanding Indebtedness to Total Assets (8)	31.2%	<	65%
Secured Indebtedness to Total Assets (8)	2.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	332.8%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.77x	>	1.50x

(1)
Rates are as of September 30, 2022 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at September 30, 2022 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)	As discussed in this release, in September 2022, the Company amended and restated the Credit Facility, which included making certain changes to the unsecured line of credit covenants. The unsecured line of credit covenants presented on this attachment reflect the updated covenants.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of September 30, 2022, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(8)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
September 30, 2022
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Rental Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2021 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Attachment 12

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q3
2022
Net income	$494,632
Interest expense and loss on extinguishment of debt	59,558
Income tax expense	5,651
Depreciation expense	206,658
EBITDA	$766,499

Gain on sale of communities	(318,289)
Unconsolidated entity EBITDAre adjustments (1)	(35,072)
EBITDAre	$413,138

Unconsolidated entity losses, net	307
Joint venture promote	(4,690)
Structured Investment Program loan reserve	45
Gain on interest rate contract	(64)
Executive transition compensation costs	411
Severance related costs	574
Expensed transaction, development and other pursuit costs, net of recoveries	5,783
Gain on for-sale condominiums	(644)
For-sale condominium marketing, operating and administrative costs	340
Gain on other real estate transactions, net	(15)
Legal settlements	(3,677)
Core EBITDAre	$411,508

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the three and nine months ended September 30, 2022 is as follows (dollars in thousands):

Attachment 12

TABLE 2
	Q3 2022	YTD 2022
GAAP Gain	$317,962	$466,670

Accumulated Depreciation and Other	(99,081)	(127,985)

Economic Gain	$218,881	$338,685

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 12

TABLE 3
	Q3	Q3	YTD	YTD
	2022	2021	2022	2021
Net income attributable to common stockholders	$494,747	$78,914	$895,482	$669,090
Depreciation - real estate assets, including joint venture adjustments	205,489	192,435	604,634	558,006
Distributions to noncontrolling interests	12	12	36	36
Gain on sale of unconsolidated entities holding previously depreciated real estate	(38,062)	—	(38,062)	(23,305)
Gain on sale of previously depreciated real estate	(318,289)	(58)	(467,493)	(388,354)
Casualty and impairment loss on real estate	—	1,940	—	3,117
FFO attributable to common stockholders	343,897	273,243	994,597	818,590

Adjusting items:
Unconsolidated entity losses (gains), net (1)	307	(6,924)	(1,988)	(9,056)
Joint venture promote (2)	(4,690)	—	(4,690)	—
Structured Investment Program loan reserve (3)	45	—	1,653	—
Loss on extinguishment of consolidated debt	1,646	17,890	1,646	17,768
Gain on interest rate contract	(64)	—	(496)	(2,654)
Advocacy contributions	—	—	534	—
Executive transition compensation costs	411	411	1,220	2,599
Severance related costs	574	284	639	386
Expensed transaction, development and other pursuit costs, net of recoveries (4)	5,783	273	7,781	575
Gain on for-sale condominiums (5)	(644)	(1,345)	(2,113)	(2,051)
For-sale condominium marketing, operating and administrative costs (5)	340	1,187	1,644	3,453
For-sale condominium imputed carry cost (6)	400	1,648	2,035	5,779
Gain on other real estate transactions, net	(15)	(1,543)	(95)	(2,002)
Legal settlements	(3,677)	22	(3,418)	1,100
Income tax expense (7)	5,651	2,179	7,963	1,434
Core FFO attributable to common stockholders	$349,964	$287,325	$1,006,912	$835,921

Average shares outstanding - diluted	139,981,959	139,737,725	139,964,172	139,645,069

Earnings per share - diluted	$3.53	$0.56	$6.40	$4.79
FFO per common share - diluted	$2.46	$1.96	$7.11	$5.86
Core FFO per common share - diluted	$2.50	$2.06	$7.19	$5.99

(1) Amounts for the nine months ended September 30, 2022 include unrealized gains of $1,948 on property technology investments. Amounts for the three and nine months ended September 30, 2021 include unrealized gains of $6,924 and $10,094, respectively, on property technology investments. The amount for the nine months ended September 30, 2021 is partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two Archstone Multifamily Partners AC JV LP communities.
(2) Amount for 2022 is for the Company's recognition of its promoted interest in the U.S. Fund.
(3) Amounts represent the change in expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(4) Amounts for 2022 include the write-off of $5,335 for a development opportunity in the Pacific Northwest that the Company determined is no longer probable.
(5) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net gain of $304 for Q3 2022 and $469 for YTD 2022 and a net gain of $158 for Q3 2021 and net expense of $1,402 for YTD 2021, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(6) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(7) Amounts are for the recognition of taxes primarily associated with The Park Loggia.

Attachment 12

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2022 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$411,508

Interest expense (2)	$59,558

Interest Coverage	6.9 times

(1) For additional detail, see Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of gain on interest rate contract.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 12

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,078,012
Cash and cash in escrow	(487,126)
Net debt	$7,590,886

Core EBITDAre (2)	$411,508

Core EBITDAre, annualized	$1,646,032

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at September 30, 2022 excludes $8,784 of debt discount and $36,851 of deferred financing costs as reflected in unsecured notes, net, and $12,696 of debt discount and $1,722 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax expense (benefit), casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 12

TABLE 6
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021
Net income	$494,632	$78,847	$138,566	$262,076	$335,298	$895,274	$669,058
Property management and other indirect operating expenses, net of corporate income	29,374	25,322	30,632	28,113	24,555	88,119	74,110
Expensed transaction, development and other pursuit costs, net of recoveries	6,514	417	2,364	987	1,331	9,865	1,900
Interest expense, net	57,290	55,987	58,797	56,526	55,711	172,613	164,704
Loss on extinguishment of debt, net	1,646	17,890	—	—	19	1,646	17,768
General and administrative expense	14,611	17,313	21,291	17,421	16,481	53,323	53,130
Income from investments in unconsolidated entities	(43,777)	(6,867)	(2,480)	(317)	(5,626)	(46,574)	(32,959)
Depreciation expense	206,658	193,791	199,302	201,786	197,036	607,746	561,560
Income tax expense (benefit)	5,651	2,179	(159)	2,471	4,299	7,963	1,434
Casualty and impairment loss	—	1,940	—	—	2	—	3,117
Gain on sale of communities	(318,289)	(58)	(404)	(148,800)	(213,881)	(467,493)	(388,354)
Gain on other real estate transactions, net	(15)	(1,543)	(43)	(37)	(95)	(95)	(2,002)
Net for-sale condominium activity	(304)	(158)	71	(236)	(425)	(469)	1,402
NOI from real estate assets sold or held for sale	(4,839)	(13,147)	(7,811)	(9,197)	(12,192)	(21,847)	(48,913)
NOI	449,152	371,913	440,126	410,793	402,513	1,300,071	1,075,955

Commercial NOI	(11,005)	(6,672)	(7,673)	(8,224)	(7,945)	(26,902)	(17,381)
Residential NOI	$438,147	$365,241	$432,453	$402,569	$394,568	$1,273,169	$1,058,574

Residential NOI
Same Store:
New England	$58,675	$48,497	$56,523	$51,901	$51,816	$167,099	$143,710
Metro NY/NJ	80,865	69,582	78,483	74,707	74,329	234,055	206,118
Mid-Atlantic	55,903	50,889	55,767	53,946	53,727	165,616	152,912
Southeast FL	6,359	5,015	6,161	5,965	5,904	18,485	13,738
Denver, CO	4,904	4,011	4,900	4,727	4,486	14,531	11,965
Pacific NW	25,325	20,672	25,212	23,122	21,598	73,659	60,536
N. California	72,440	64,040	71,439	67,807	67,052	211,686	193,458
S. California	83,926	76,700	89,070	81,541	81,237	254,537	217,864
Total Same Store	388,397	339,406	387,555	363,716	360,149	1,139,668	1,000,301
Other Stabilized	33,432	18,784	30,973	26,846	25,081	91,251	43,310
Development/Redevelopment	16,318	7,051	13,925	12,007	9,338	42,250	14,963
Residential NOI	$438,147	$365,241	$432,453	$402,569	$394,568	$1,273,169	$1,058,574

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021

Revenue from real estate assets sold or held for sale	$7,315	$21,636	$11,956	$14,838	$19,694	$34,110	$79,989
Operating expenses from real estate assets sold or held for sale	(2,476)	(8,489)	(4,145)	(5,641)	(7,502)	(12,263)	(31,076)
NOI from real estate assets sold or held for sale	$4,839	$13,147	$7,811	$9,197	$12,192	$21,847	$48,913

Attachment 12

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021

Commercial Revenue	$12,577	$8,174	$9,235	$9,924	$9,284	$31,736	$21,730
Commercial Operating Expenses	(1,572)	(1,502)	(1,562)	(1,700)	(1,339)	(4,834)	(4,349)
Commercial NOI	$11,005	$6,672	$7,673	$8,224	$7,945	$26,902	$17,381

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year 2022 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q4 2022	$1.70	$1.80
Depreciation (real estate related)	1.42	1.42
Gain on sale of communities	(0.60)	(0.60)
Projected FFO per share (diluted) - Q4 2022	2.52	2.62
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Income tax expense	0.02	0.02
Projected Core FFO per share (diluted) - Q4 2022	$2.55	$2.65

Projected EPS (diluted) - Full Year 2022	$8.10	$8.20
Depreciation (real estate related)	5.74	5.74
Gain on sale of communities	(4.22)	(4.22)
Projected FFO per share (diluted) - Full Year 2022	9.62	9.72

Joint venture promote and unconsolidated entity gains, net	(0.05)	(0.05)
Expensed transaction, development and other pursuit costs, net of recoveries	0.06	0.06
Executive transition compensation costs	0.01	0.01
Legal settlements	(0.02)	(0.02)
Structured Investment Program loan reserve	0.01	0.01
Income tax expense	0.07	0.07
Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.01	0.01
Loss on extinguishment of consolidated debt	0.01	0.01
Other	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2022	$9.74	$9.84

(1) The Park Loggia adjustments relate to the following for the for-sale condominiums: operating expenses incurred, GAAP gain after taxes and cost of sales, and imputed carry costs on unsold homes.

Attachment 12

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of September 30, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q3	Q3	Q2	YTD	YTD
	2022	2021	2022	2022	2021
Residential rental revenue (GAAP basis)	$567,890	$507,881	$555,528	$1,652,297	$1,487,053
Residential concessions amortized	2,883	15,385	5,175	16,294	47,026
Residential concessions granted	(1,932)	(8,344)	(1,667)	(5,926)	(37,702)

Residential Rental Revenue with Concessions on a Cash Basis	$568,841	$514,922	$559,036	$1,662,665	$1,496,377

		Q3 2022	Q3 2022		YTD 2022
		vs. Q3 2021	vs. Q2 2022		vs. YTD 2021
% change -- GAAP revenue		11.8%	2.2%		11.1%

% change -- cash revenue		10.5%	1.8%		11.1%

Attachment 12

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2022 is as follows (dollars in thousands):

TABLE 11
Year to Date 2022
NOI
Residential NOI:
Same Store	$1,139,668
Other Stabilized	91,251
Development/Redevelopment	42,250
Total Residential NOI	1,273,169
Commercial NOI	26,902
NOI from real estate assets sold or held for sale	21,847
Total NOI generated by real estate assets	1,321,918
Less NOI on encumbered assets	(62,831)
NOI on unencumbered assets	$1,259,087

Unencumbered NOI	95%

Attachment 12

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.